Free Writing Prospectus dated January 27, 2025
Preliminary Prospectus dated January 21, 2025
Registration Statement No. 333-284141
Filed Pursuant to Rule 433 under the Securities Act of 1933
Smithfield Foods, Inc.

Issuer:	Smithfield Foods, Inc. (the “Company” or “us”)

Nasdaq symbol:	SFD

Common stock offered

By us:	13,043,479 shares

By SFDS UK Holdings Limited (the “Selling Shareholder”):	13,043,479 shares

Over-allotment shares offered by the Selling Shareholder:	3,913,042 shares

Common stock outstanding after the offering (assuming no over-allotment option exercise):	393,112,711 shares

Public offering price:	$20.00

Underwriting discount:	4.50%

Pricing date:	January 27, 2025

Closing date:	On or about January 29, 2025

CUSIP:	832248207

Participation by Long Wan:	Long Wan, the Chairman of our board of directors and the Chairman of WH Group Limited (our parent), has agreed to purchase 3,200,000 shares of common stock in the offering at the initial public offering price. The shares are subject to the 180-day lock-up agreement described in the Preliminary Prospectus.

Underwriters:
Morgan Stanley & Co. LLC
BofA Securities, Inc.
Goldman Sachs & Co. LLC
Barclays Capital Inc.
Citigroup Global Markets Inc.
BNP Paribas Securities Corp.
HSBC Securities (USA) Inc.
Rabo Securities USA, Inc.
BTIG, LLC
PNC Capital Markets LLC

An affiliate of BNP Paribas Securities Corp., an underwriter for the offering, may provide financing for Long Wan’s purchase of shares of common stock in the offering, for which it received or will receive customary fees and expenses.

This communication shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

The Company has filed a registration statement on Form S-1 (File No. 333-284141) (including a preliminary prospectus (the “Preliminary Prospectus”)) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates, which was declared effective by the SEC on January 27, 2025. Before you invest, you should read the Preliminary Prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the issuer and the offering. You may get these documents and the final prospectus, when available, for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Smithfield, any underwriter or any dealer participating in the offering will arrange to send you the Preliminary Prospectus and the final prospectus, when available, if you request it by calling toll-free 1-(866) 718-1649. The registration statement, including the Preliminary Prospectus, may be accessed at the following link:
https://www.sec.gov/Archives/edgar/data/91388/000162828025001928/smithfieldfoods-sx1a1.htm.